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                                                                   EXHIBIT 3.4

                               ARTICLES OF AMENDMENT
                                         OF
                               AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION
                                         OF
                             PDS  FINANCIAL CORPORATION


     The undersigned, Johan P. Finley, President of PDS Financial Corporation, a Minnesota Corporation (the "Company"), hereby certifies that the following resolutions were duly adopted by the stockholders of the Company pursuant to Chapter 302A of the Minnesota Business Corporation Act at a stockholders meeting held May 3, 1995, and that such resolutions have not been subsequenty modified or rescinded:

          "RESOLVED, that Section 3.1 of Article III of the Company's Amended and Restated Articles of Incorporation should be as follows:

     3.1 The authorized capital stock of this corporation shall be Twenty-two Million (22,000,000) which shall be Twenty Million (20,000,000) shares of common stock of the par value of one cent ($.01) per share (the "Common Stock"), and Two Million (2,000,000) shares of preferred stock.

          FURTHER RESOLVED, that except for the amendment to Section 3.1 as set forth above, the Amended and Restated Articles of Incorporation will remain unchanged.

          FURTHER RESOLVED, that the amendment to the Amended and Restated Articles of Incorporation shall become effective when Articles of Amendment are filed for record with the Minnesota Secretary of State, and that the officers of the corporation are hereby authorized and directed to prepare, executed and acknowledge articles of amendment on behalf of the corporation, embracing the foregoing resolutions and to cause such Articles of Amendment to be filed for record in the manner required by law."


     IN WITNESS WHEREOF, the undersigned, Johan P. Finley, President of PDS Financial Corporation, being duly authorized on behalf of PDS Financial Corporation, has executed this document as of May 3, 1995.



                      /s/ Johan P. Finley
                    --------------------------
                    Johan P. Finley, President